UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2008

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402-8773 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Entry into Employment Agreement

Effective April 10, 2008, Wits Basin Precious Minerals Inc. (the “Registrant”) entered into an employment agreement with Mark D. Dacko (the “Employment Agreement”) relating to Mr. Dacko’s service as Chief Financial Officer of the Registrant. The term of the Employment Agreement is for a period of three years, with automatic one-year renewals, subject to either party’s right to terminate upon 30-day written notice. Pursuant to the Employment Agreement, Mr. Dacko is entitled to a base salary of $11,250 per month, and is eligible for an annual bonus at the discretion of the Registrant’s compensation committee. In the event Mr. Dacko’s employment is terminated by the Registrant without “Cause” (as defined in the agreement) or he voluntarily terminates his employment within 6 months following a “Change in Control” (as defined in the agreement), he will be entitled to receive his accrued and unpaid compensation to the time of the termination plus a severance payment equal to his base salary for 9 months, payable in accordance with the Registrant’s normal payroll over such period. The agreement includes standard confidentiality provisions, as well as a one-year non-solicitation provision.

Pursuant to the Employment Agreement, the Registrant issued to Mr. Dacko a ten-year stock option to purchase up to 600,000 shares of the Registrant’s common stock at an exercise price of $0.21, the closing price of the Registrant’s common stock on the day prior to the grant. The option shall vest in equal quarterly installments of 50,000 shares over three years, with the first tranche vesting on the effective date of the Employment Agreement.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

(b)	Changes to Board of Directors

On April 10, 2008, the Registrant appointed Donald S. Stoica, age 50, to serve as a member of Registrant’s board of directors. Mr. Stoica was appointed to fill a vacancy. In February 1999, Mr. Stoica founded SSR Engineering, Inc., which is a privately held corporation based in Anaheim, California that develops high performance radar systems for use in security, navigation, defense and related applications. Mr. Stoica has served as President and Chief Executive Officer of SSR Engineering since its inception. From 1975-1998, Mr. Stoica worked at Hughes Aircraft Company, including as Technical Director. Mr. Stoica received his B.S. in Electrical Engineering from California Polytechnic State University in Pomona, California and his Masters Degree in Electrical Engineering from the University of Southern California in Los Angeles, California.

Mr. Stoica is a principal in Pacific Dawn Capital, a significant shareholder of the Registrant. In September 2007, we received a $100,000 loan from Pacific Dawn, and in consideration issued Pacific Dawn a promissory note in the principal amount of $100,000. The promissory note had an original maturity date of October 21, 2007, and bore interest at a rate of 5% per annum. Under the terms of the promissory note and as additional consideration for the loan, the Registrant reduced the exercise price relating to certain rights Pacific Dawn held to purchase up to 1,000,000 shares of the Registrant’s common stock from $0.20 to $0.15 per share and extended the expiration date of such rights from December 31, 2007 to December 31, 2008. In December 2007, the Registrant memorialized an extension to the maturity date of the promissory note from October 21, 2007 to January 21, 2008, and in consideration provided Pacific Dawn a further price reduction of his rights-to-purchase from $0.15 to $0.10 per share. The promissory note was further extended to February 21, 2008, and paid in full on February 19, 2008.

During 2007, the Registrant paid Relevant Marketing LLC (d/b/a Lighthouse Communications) approximately $260,000 in consideration of Relevant Marketing’s provision of investor and public relations management consultant services. SSR Engineering, Inc., of which Mr. Stoica is a principal and serves as President and Chief Executive Officer, held a majority interest of Relevant Marketing until December 31, 2007.

In consideration of Mr. Stoica’s agreement to serve on the board, and his future service on the board, on April 10, 2008, the Registrant awarded Mr. Stoica a ten-year option to purchase up to 400,000 shares of Registrant’s common stock at an exercise price of $0.21 per share, the closing price of the Registrant’s common stock on the prior business day. The option vests in equal semiannual installments of 100,000 shares each over two years, with the first installment vesting June 30, 2008.  The board has not yet determined upon which, if any, committees Mr. Stoica will serve.

Effective on April 10, 2008, the Registrant received from Mark D. Dacko a notice of resignation from the board of directors to make room on the Registrant’s board for a non-employee director in accordance with the Registrant’s goal to increase board independence.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Mark Dacko dated April 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: April 14, 2008	By:	/s/ Stephen D. King
Stephen D. King Chief Executive Officer